Exhibit 10.7

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal Agreement (this “Agreement”) is made effective as of November 20, 2006 by and between PARAGON SHIPPING INC., a Marshall Islands corporation (the “Company” or “Paragon”) and Michael Bodouroglou, an individual residing in Greece, (the “Grantor”).

WHEREAS, the Company is engaged in the business of owning, operating, managing and chartering drybulk carriers.

WHEREAS, the Grantor is employed by the Company as the Company’s President and Chief Executive Officer pursuant to an employment agreement between the Grantor and the Company dated as of the date of this Agreement (the “Employment Agreement”).

WHEREAS, the Grantor desires to grant to the Company, subject to the terms and conditions set forth herein, a right of first refusal over any opportunities that the Grantor or any affiliated entity may obtain during the term of the Employment Agreement to purchase drybulk carriers.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and Paragon agree to the following:

1.                          Right of First Refusal

(a)       During the term of the Employment Agreement, Grantor agrees that he shall use all commercially reasonably efforts to allow the Company to exercise a right of first refusal to acquire any drybulk carrier that the Grantor, either directly or through one or more Affiliated Entities, enters into a definitive agreement setting forth the terms upon which he or an Affiliated Entity may acquire a drybulk carrier (each an “Opportunity”).

(b)       For purposes of this Agreement, an “Affiliated Entity” of the Grantor shall mean any other person or entity directly or indirectly controlled by or under direct or indirect common control with the Grantor. For purposes of this Section l(b), “control,” means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise.

2.                          Exercise of Right of First Refusal

(a)       Upon the Grantor or an Affiliated Entity of the Grantor acquiring an Opportunity, the Grantor shall notify, or cause the Affiliated Entity to notify (each a “Notice”), a committee consisting of the Company’s independent directors of the terms of such Opportunity, which terms shall be no less favorable than the terms offered to the Grantor an Affiliated Entity of the Grantor. For purposes of this Agreement, notice delivered to the Secretary of the Company addressed to the “Independent Members of the Board of Directors” shall be deemed to be given to a committee consisting of the Company’s independent directors. Upon receipt of Notice, the Company shall have a period of not less than seven (7) calendar days in the case of a Notice relating to an Opportunity relating to the acquisition of a single drybulk carrier, or fourteen (14) calendar days in the case of Notice relating to more than one drybulk carrier, to either accept or decline the

Opportunity, and the Grantor shall not, and shall cause the Affiliated Entity not to, acquire the vessel during such period.

(b)       In the event that the Company accepts an Opportunity, the Grantor shall, or shall cause the Affiliated Entity to, use his or its commercially reasonable efforts to permit the Company to acquire the drybulk carrier on the terms set forth in the Opportunity.

3.         Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, email transmission or similar writing) and shall be given to such party at its respective address or facsimile number set forth below or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 3 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

Grantor:	Mr. Michael Bodouroglou
c/o Paragon Shipping Inc.
Voula Center
102-104 V. Pavlou Street
Voula 16673, Athens
Greece

Company:	Paragon Shipping Inc.
Attn: Secretary
Voula Center, 102-104 V. Pavlou Street,
Voula 16673,
Athens, Greece

4.         Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

5.         Further Assurances. The Grantor agrees to execute, or to cause an Affiliated Entity to, acknowledge and deliver all such instruments and take all such actions as Paragon from time to time may reasonably request in order to further effectuate the purposes of this Agreement and to carry out the terms hereof.

6.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

7.         Severability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, then this Agreement shall be construed without such provision.

7.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of signature pages by telephone facsimile.

EXECUTED as of the date set forth above.

MICHAEL BODOUROGLOU

PARAGON SHIPPING LTD

By:

Name:

Title: